PROSPECTUS SUPPLEMENT (To Prospectus dated July 30, 2014)	Filed pursuant to Rule 424(b)(3) Registration No. 333-197343

944,601 Shares

Common Stock

This Prospectus Supplement No. 2 updates the prospectus dated July 30, 2014, relating to the offer and sale from time to time of up to 944,601 shares of our common stock, $0.001 par value per share, (adjusted for the effect of the 1-for-4 reverse common stock split and OP Unit (as hereinafter defined) split effective on March 20, 2015) issuable upon redemption of units representing limited partnership interests, or OP Units, in GPT Property Trust LP, a Delaware limited partnership, or the Operating Partnership.

You should read this prospectus supplement in conjunction with the prospectus and all previous supplements. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

We are filing this prospectus supplement to reflect the transfer of 3,571 OP Units registered by Buck Family Trust to Soka Gakkai International – USA. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” beginning on page 46 of the prospectus, as amended and supplemented, other than to update the ownership information for Buck Family Trust and Soka Gakkai International – USA to reflect information provided to us by such stockholders as of October 12, 2015.

Selling Stockholder Name(1)	Common Shares Owned Following the Redemption of OP Units		Maximum Number of Common Shares to be Resold	Common Shares Owned After Resale
	Number	%		Number	%
Buck Family Trust(2)	23,788	*	23,788	–	*
Soka Gakkai International - USA(3)	3,571	*	3,571	–	*

*	Less than one percent.

(1)	This table is based upon information that was provided to us by the selling stockholders named in this prospectus supplement prior to the filing of this prospectus supplement. As a result, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or they may have acquired other shares, since the date on which they first provided information to us regarding their shares.

(2)	Matilda K. Buck, in her capacity as trustee, has voting and investment power over the shares owned by the Buck Family Trust.

(3)	Adin Strauss, in his capacity as Chief Financial Officer of Soka Gakkai International - USA, has voting and investment power over the shares owned by Soka Gakkai International – USA.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 12, 2015.